Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 25, 2014, with respect to the December 31, 2013 combined statement of assets and liabilities of Market Vectors Commodity Trust and individual statement of assets and liabilities of Market Vectors Low Volatility Commodity ETF and our report dated January 27, 2014, with respect to the August 8, 2013 combined statement of assets and liabilities of Market Vectors Commodity Trust and individual statement of assets and liabilities of Market Vectors Low Volatility Commodity ETF included in Amendment No.6 to the Registration Statement (Form S-1 No. 333-179435).

/s/ Ernst & Young LLP

New York, NY

February 28, 2014